Exhibit 3.4

CERTIFICATE OF CORRECTION
TO THE
CERTIFICATE OF INCORPORATION
OF
MONITRONICS CANADA, INC.

MONITRONICS CANADA, INC., a corporation (the “Corporation”) organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify:

On April 18, 2006, a Certificate of Incorporation of the Corporation (the “Certificate”) was filed with the Secretary of State of the State of Delaware.  The Certificate contained an inaccurate statement in Article Sixth regarding the address of the Corporation.

The first paragraph of Article Sixth, as connected, should be read as follows:

“SIXTH:  The names and mailing addresses of the directors, who shall serve until the first annual meeting of stockholders or until their successors are elected and qualified, are as follows:

Name	Address

Michael Meyers	c/o Monitronics International, Inc. 2350 Valley View Lane, Suite 100 Dallas, Texas 75234

The number of directors of the corporation shall be as specified in, or determined in the manner provided in, the bylaws of the corporation.  Election of directors need not be by written bailout.”

EXECUTED this 25th day of April, 2006.

Monitronics Canada, Inc.

By:	/s/ Michael Meyers Name: Michael Meyers
Title:	Vice President, Secretary and Assistant Treasurer